279 Bayview Drive, Barrie, Ontario L4M 4W5

Exhibit 10 (ff)

BRIAN E. LEVY
President
Chief Executive Officer
(705) 728-6242
(705) 728-6742 FAX

July 22, 2002

Mr. Heinz Stier
20 Cairns Blvd.
Barrie, ON
L4M 4S5

Dear Heinz:

Re: Retirement Agreement

This will confirm our agreement concerning the terms of your retirement as an employee of InterTAN, Inc. and InterTAN Canada Ltd. (collectively or individually, “InterTAN” or the “Company”) effective April 26, 2002 (the “Retirement Date”). All amounts stated herein are denominated in Canadian dollars.

Severance Benefits

The Company will pay you the sum of $323,500 (the “Severance Amount”), less any required withholdings, as soon as is reasonably practical after the date we are in receipt of an original copy of this letter agreement, duly executed by you (the “Release Date”). This amount is in satisfaction of all obligations owed to you by InterTAN including, but not limited to, any accrued but unpaid vacation pay and any bonus entitlement under your current year pay plan. You hereby direct that payment of the Severance Amount (less the amount of $4,298.08 which you acknowledge was previously paid to you as part of your last pay cheque) shall be as follows:

•	$157,991.34 shall be payable by cheque directly to you;

•	$78,500 will be paid to your RRSP account (BMO Nesbitt Burns Inc., RRSP Account No. 37603059-16).

•	$15,000 will be paid by cheque to the law firm Grosman, Grosman & Gale, in trust.

•	$67,710.58 shall be the amount withheld and remitted to the appropriate tax authorities.

Additionally, you hereby acknowledge the transfer to you of the ownership of your company car has been completed and that the Company has no obligations in respect of such vehicle, including, without limitation, any repair, maintenance or insurance costs. You also acknowledge that the fair market value of such vehicle will be added to your T4 slip as a “taxable benefit”.

Retirement Allowance

Provided that you are not in default of your non-competition obligations set forth below, the Company will pay you the additional amount of $47,900 (the “Retirement Allowance”) payable in a single lump sum on the first anniversary date of the Release Date, less required withholdings. In the event of your death prior to such anniversary date, the Retirement Allowance will be made to your spouse or to such other person or persons as you may designate in a beneficiary designation form filed with InterTAN.

Stock Options

You also acknowledge that, pursuant to the terms of the 1986 and 1996 Stock Option Plans, that only those options that are vested as at the Retirement Date are subsequently exercisable by you and that such exercise period expires on April 26, 2003 in the case of grants designated as NSO’s (Non-qualified Stock Options) and on July 26, 2002 in the case of grants designated as ISO’s (Incentive Stock Options).

Non-Competition Covenant

You agree that for a two (2) year period commencing on the Release Date, you will not, without the prior written consent of InterTAN, be employed or engaged by or in any way participate in the ownership (of a material interest), management, direction or control or provide, directly or indirectly, any services to StarChoice Communications Inc., Rogers Communications Inc. or RadioShack Corporation or any of their respective affiliated entities.

You agree that if you violate the foregoing covenant, you shall not be entitled to, nor will InterTAN be obligated to pay, the Retirement Allowance. In the event that Retirement Allowance has already been paid to you at the time the covenant is violated, InterTAN shall have the right to recover from you the Retirement Allowance previously paid to you.

Other Matters

Effective the Retirement Date, you agree to resign as an officer and director (and any and all other positions, titles and authorities) of InterTAN, Inc., InterTAN Canada Ltd. or their respective subsidiaries or affiliated entities, as the case may be, and will execute letters evidencing such resignations as are appropriate.

You hereby acknowledge that you have and will continue to have a fiduciary obligation to InterTAN after the Retirement Date to keep confidential and proprietary all information that you possess relating to the business of InterTAN, including, without limitation, vendor relationships and alliances, business plans, strategic plans, marketing and merchandising initiatives, personnel issues, organizational structure, design concepts and related intellectual property matters; and further acknowledge that the disclosure to any party of any or all of such information or other breach of such fiduciary obligation will cause irreparable harm to InterTAN and that in the event of your disclosure or breach, InterTAN, in addition to any other remedies it may have at law or in equity, will be entitled to obtain injunctive relief without having to prove actual damages.

Your participation in the InterTAN, Inc.’s Group RRSP, Stock Purchase Plan, Restricted Stock Unit Plan and Deferred Compensation Plan and in InterTAN Canada Ltd.’s Employee Savings Plan will cease effective the Retirement Date. You acknowledge that the Company continued the following Company benefits for an eight (8) week period beginning on the Retirement Date: health, medical and dental benefits, life insurance and short-term and long term disability coverage. InterTAN has transferred or will transfer (to the extent that such policies have not been cancelled as of the date hereof) to you or to such other person as you may direct, any policy or policies of life insurance maintained by InterTAN on your life, provided that the terms of such policy or policies permit such a transfer and provided that you agree to bear any costs associated with such transfer.

The terms of this letter will release InterTAN, Inc., InterTAN Canada Ltd., and their respective directors, officers and affiliates from, and will be in full and final satisfaction of, any and all obligations which InterTAN, Inc. or InterTAN Canada Ltd. may have to you arising out of or in any way connected with your employment by InterTAN, Inc. and InterTAN Canada Ltd. and the termination of that employment, including, but not limited to, any obligations arising under your employment letter dated September 10, 2001, InterTAN, Inc.’s Deferred Compensation Plan and your Plan Agreement thereto dated November 1, 2001. The terms of this letter also satisfy any and all obligations that InterTAN, Inc. or InterTAN Canada Ltd. may have to you pursuant to the Employment Standards Act of Ontario, including termination pay, severance pay and vacation pay, or any other applicable statute or regulation.

Please signify your acceptance of the foregoing by signing and returning the enclosed copy of this letter where indicated below.

Sincerely,

InterTAN, Inc.

/S/    BRIAN E. LEVY

Brian E. Levy
President and Chief Executive Officer

*******

Accepted and agreed to this 25 day of July, 2002.

/S/ B. JOYCE RIDDELL	/S/ HEINZ STIER
Witness	Heinz Stier

3